Exhibit 99.1

NEWS RELEASE

Contact:

Alliance Imaging

Howard Aihara

Executive Vice President

Chief Financial Officer

(714) 688-7100

ALLIANCE IMAGING REPORTS RESULTS

FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2007

AND REAFFIRMS FULL YEAR 2008 GUIDANCE

ANAHEIM, CA—February 20, 2008–Alliance Imaging, Inc. (NYSE:AIQ), a leading national provider of diagnostic imaging services, announced results for the fourth quarter and year ended December 31, 2007.

Fourth Quarter and Full Year 2007 Financial Results

Revenue for the fourth quarter of 2007 increased 1.7% to $113.6 million from $111.7 million in the comparable 2006 quarter.  For full year 2007, revenue was $444.9 million, which was above the Company’s guidance range of $439 million to $443 million.  Full year 2007 revenue decreased 2.4% to $444.9 million from $455.8 million in 2006.

Alliance’s Adjusted EBITDA was $39.7 million in the fourth quarter of 2007, a 3.0% decrease compared to $40.9 million in the same quarter a year ago.  For full year 2007, Adjusted EBITDA totaled $165.6 million, which was above the Company’s guidance range of $162 million to $164 million.  Full year 2007 Adjusted EBITDA decreased 3.5% to $165.6 million compared to $171.6 million for full year 2006.

Alliance’s revenue and Adjusted EBITDA (as defined below) were negatively impacted by the Medicare reimbursement reductions related to the Deficit Reduction Act of 2005 (“DRA”) and Medicare Part B HOPPS reimbursement rate reduction for positron emission tomography and positron emission tomography/computed tomography (“PET and PET/CT”) imaging procedures which came into effect for services furnished on or after January 1, 2007.  The full year 2007 revenue and Adjusted EBITDA impact of the DRA and PET and PET/CT HOPPS reimbursement rate reductions totaled approximately $14 million.

Earnings per share on a diluted basis, in accordance with generally accepted accounting principles, was $0.04 per share in the fourth quarter of 2007 and $0.08 per share in the fourth quarter of 2006.  In the fourth quarter of 2007, the Company incurred a pretax charge of $1.0 million, or ($0.01) diluted earnings per share, related to the write-off of deferred financing costs related to a bridge loan financing retired in the fourth quarter of 2007.

Earnings per share on a diluted basis were $0.31 and $0.37 per share for the full year of 2007 and 2006, respectively.

Cash flows provided by operating activities were $37.7 million in the fourth quarter of 2007 compared to $38.7 million in the corresponding quarter of 2006, and totaled $118.0 million and $115.8 million for the full year of 2007 and 2006, respectively.  Cash capital expenditures in the fourth quarter of 2007 were $20.1 million compared to $18.5 million in the fourth quarter of 2006, and were $65.3 million and $75.0 million for the full year of 2007 and 2006, respectively.  Alliance opened seven new fixed-site imaging centers and one radiation therapy center in the fourth quarter of 2007 and opened a total of 16 new fixed-site imaging centers and two radiation therapy centers in 2007.

Alliance’s net debt, defined as total long-term debt (including current maturities) less cash and cash equivalents, totaled $549.9 million at December 31, 2007 and $513.0 million at December 31, 2006.  Cash and cash equivalents increased to $120.9 million at December 31, 2007 from $16.4 million at December 31, 2006.

The Company’s total long-term debt (including current maturities) increased to $670.8 million as of December 31, 2007 from $529.4 million as of December 31, 2006.  In the fourth quarter of 2007, the Company completed a $150 million senior subordinated note offering.

Excluding 2007 investments in acquisitions and assuming that these funds would have been otherwise available for debt reduction, the Company’s increase in cash and cash equivalents, net of the increase in long-term debt, totaled $54.3 million for the full year 2007.  The Company’s decrease in long term debt, net of the increase in cash and cash equivalents, totaled $53.2 million for the full year 2006.

Paul S. Viviano, Chairman of the Board and Chief Executive Officer, stated, “Alliance has delivered performance above the high end of the Company’s full year guidance ranges, despite a very challenging environment. We opened 16 fixed-site imaging centers and our second de novo radiation therapy center in 2007, and as previously announced, completed the acquisition of seven fixed-site imaging centers from New England Health Enterprises and eight radiation therapy centers from Bethesda Resources in the fourth quarter of 2007.  In addition, we successfully raised $150 million in a senior subordinated note offering in the fourth quarter of 2007, which will provide liquidity for intended acquisitions in the future.  Alliance is well positioned for the future and we will continue to invest capital in a highly disciplined manner, which is expected to continue to positively impact our performance.”

Full Year 2008 Guidance

Alliance is reaffirming its full year 2008 guidance ranges as follows:

2008 Full Year
Guidance Range
(Dollars in millions)

Revenue	$472 - $484
Adjusted EBITDA	$172 - $182
Cash capital expenditures	$55 - $65
Decrease in long-term debt, net of the change in cash
and cash equivalents (before acquisitions)	$38 - $48
Fixed-site openings	15 - 20
Radiation therapy site openings	3 - 5

Fourth Quarter and Full Year 2007 Earnings Conference Call

Investors and all others are invited to listen to a conference call discussing fourth quarter and full year 2007 results.  The conference call is scheduled for Thursday, February 21 at 8:30 a.m. Eastern Time.  The call will be broadcast live on the Internet and can be accessed by visiting the Company’s website at www.allianceimaging.com.  Click on Audio Presentations in the Investors section of the website to access the link.

The conference call can also be accessed at (888) 694-4676 (United States) or (973) 582-2737 (International).  Interested parties should call at least five minutes prior to the conference call to register.  A replay of the call can be accessed until May 21, 2008 by visiting the Company’s website or by calling (800) 642-1687 (United States) or (706) 645-9291 (International).  The conference call identification number is 34510328.

Definition of Adjusted EBITDA

“Adjusted EBITDA” as defined under the terms of Alliance’s Credit Agreement, is earnings before interest expense, net of interest income; income taxes; depreciation expense; amortization expense; minority interest expense; non-cash share-based compensation; a maximum of $750,000 of severance and related costs in each fiscal year; non-recurring shareholder expense; lawsuit settlements and other non-cash charges.  For a more detailed discussion of Adjusted EBITDA and reconciliation to net income, see the table entitled “Adjusted EBITDA” included in the tables following this release.

About Alliance Imaging

Alliance Imaging is a leading national provider of shared-service and fixed-site diagnostic imaging services, based upon annual revenue and number of diagnostic imaging systems deployed.  Alliance provides imaging and therapeutic services primarily to hospitals and other healthcare providers on a shared and full-time service basis, in addition to operating a growing number of fixed-site imaging centers.  The Company had 488 diagnostic imaging systems, including 310 MRI systems and 79 PET or PET/CT systems, and served over 1,000 clients in 44 states at December 31, 2007.  The Company operated 88 fixed-site imaging centers (five in unconsolidated joint ventures), which includes systems installed in hospitals or other buildings on or near hospital campuses, medical groups’ offices, or medical buildings and retail sites.  The Company also operated 12 radiation therapy centers (two in unconsolidated joint ventures) as of December 31, 2007.

Forward-Looking Statements

This press release contains forward-looking statements relating to future, not past, events.  In this context, forward-looking statements often address our expected future business and financial results and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks” or “will.”  Forward-looking statements by their nature address matters that are uncertain and subject to risks.  Such uncertainties and risks include:  changes in the preliminary financial results and estimates due to the restatement or review of the Company’s financial statements; the nature, timing and amount of any restatement or other adjustments; the Company’s ability to make timely filings of its required periodic reports under the Securities Exchange Act of 1934; issues relating to the Company’s ability to maintain effective internal control over financial reporting and disclosure controls and procedures; difficulties the Company may face in connection with recent, pending or future acquisitions, including unexpected costs or liabilities resulting from the acquisitions, diversion of management’s attention from the operation of the Company’s business, and risks associated with integration of the acquisitions; and other risks and uncertainties identified in the Risk Factors section of the Company’s Form 10-K/A for the year ended December 31, 2006 and Form 10-Q for the quarter ended September 30, 2007, in each case filed with the Securities and Exchange Commission.  These uncertainties may cause actual future results or outcomes to differ materially from those expressed in the Company’s forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company does not undertake to update its forward-looking statements except as required under the federal securities laws.

# # #

ALLIANCE IMAGING, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME
(Unaudited)
(in thousands, except per share amounts)

	Fourth Quarter Ended		Year Ended
	December 31,		December 31,
	2006	2007	2006	2007

Revenues	$111,659	$113,595	$455,775	$444,919

Costs and expenses:
Cost of revenues, excluding depreciation and amortization	61,633	62,313	244,254	235,471
Selling, general and administrative expenses	12,918	14,339	53,955	57,049
Severance and related costs	209	160	745	682
Depreciation expense	20,659	20,664	83,397	82,703
Amortization expense	1,230	1,652	4,933	5,195
Interest expense, net of interest income	10,243	11,947	41,078	42,362
Other (income) and expense, net	(253)	(56)	45	(579)
Total costs and expenses	106,639	111,019	428,407	422,883
Income before income taxes, minority interest expense, and earnings from unconsolidated investees	5,020	2,576	27,368	22,036
Income tax expense	1,828	1,445	12,032	11,644
Minority interest expense	489	412	2,075	1,727
Earnings from unconsolidated investees	(1,226)	(1,117)	(5,371)	(7,567)
Net income	$3,929	$1,836	$18,632	$16,232

Comprehensive income, net of taxes:
Net income	$3,929	$1,836	$18,632	$16,232
Unrealized (loss) gain on hedging transactions, net of taxes	(264)	(308)	(159)	(1,151)
Comprehensive income, net of taxes:	$3,665	$1,528	$18,473	$15,081

Earnings per common share:
Basic	$0.08	$0.04	$0.37	$0.32
Diluted	$0.08	$0.04	$0.37	$0.31

Weighted average number of shares of common stock and common stock equivalents:
Basic	49,907	50,923	49,780	50,563
Diluted	50,596	51,825	50,335	51,582

ALLIANCE IMAGING, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands)

	December 31,	December 31,
	2006	2007
ASSETS
Current assets:
Cash and cash equivalents	$16,440	$120,892
Accounts receivable, net of allowance for doubtful accounts	51,569	58,439
Deferred income taxes	20,199	16,091
Prepaid expenses and other current assets	4,211	5,637
Other receivables	8,096	7,304
Total current assets	100,515	208,363

Equipment, at cost	769,967	777,212
Less accumulated depreciation	(425,790)	(434,364)
Equipment, net	344,177	342,848

Goodwill	150,069	178,074
Other intangible assets, net	35,782	93,221
Deferred financing costs, net	6,947	8,460
Other assets	27,036	18,841
Total assets	$664,526	$849,807

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$14,525	$20,622
Accrued compensation and related expenses	16,993	17,976
Accrued interest payable	4,320	4,912
Income taxes payable	637	—
Other accrued liabilities	32,331	33,512
Current portion of long-term debt	2,858	3,627
Total current liabilities	71,664	80,649

Long-term debt, net of current portion	373,026	376,184
Senior subordinated notes	153,541	290,985
Minority interests and other liabilities	4,376	6,271
Deferred income taxes	78,893	92,062
Total liabilities	681,500	846,151

Stockholders’ equity (deficit):
Common stock	499	509
Treasury stock	—	(61)
Additional paid-in deficit	(7,070)	(1,470)
Accumulated comprehensive income	1,356	205
Retained earnings (accumulated deficit)	(11,759)	4,473
Total stockholders’ equity (deficit)	(16,974)	3,656
Total liabilities and stockholders’ equity (deficit)	$664,526	$849,807

ALLIANCE IMAGING, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	Year Ended December 31,
	2006	2007
Operating activities:
Net income	$18,632	$16,232
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful accounts	3,901	4,013
Non-cash share-based compensation	2,751	3,860
Depreciation and amortization	88,330	87,898
Amortization of deferred financing costs	1,597	2,677
Accretion of discount	—	194
Adjustment of swaps to fair value	1,097	1,726
Distributions greater than (less than) equity in undistributed income of investees	728	(138)
Deferred income taxes	9,755	7,690
Excess tax benefit from non-cash share-based payments	(229)	(592)
Loss (gain) on sale of assets	45	(579)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(7,302)	(9,068)
Prepaid expenses and other current assets	(525)	(1,031)
Other receivables	887	1,635
Other assets	100	2,878
Accounts payable	(10,859)	719
Accrued compensation and related expenses	2,905	458
Accrued interest payable	(241)	592
Income taxes payable	550	(637)
Other accrued liabilities	3,828	(2,215)
Minority interests and other liabilities	(112)	1,712
Net cash provided by operating activities	115,838	118,024

Investing activities:
Equipment purchases	(75,007)	(65,252)
Decrease in deposits on equipment	4,955	9,657
Purchase of marketable securities	—	(39,850)
Proceeds from sale of marketable securities	—	39,850
Acquisitions, net of cash received	—	(91,249)
Proceeds from sale of assets	6,532	4,329
Net cash used in investing activities	(63,520)	(142,515)

	Year Ended December 31,
	2006	2007

Financing activities:
Principal payments on equipment debt	(3,461)	(5,295)
Proceeds from equipment debt	—	138
Principal payments on term loan facility	(17,675)	(600)
Principal payments on revolving loan facility	(57,000)	(57,000)
Proceeds from revolving loan facility	27,500	57,000
Proceeds from senior subordinated notes	—	137,250
Principal payments on margin loan facility	—	(15,000)
Proceeds from margin loan facility	—	15,000
Principal payments on bridge loan	—	(50,000)
Proceeds from bridge loan	—	50,000
Payments of debt issuance costs	(308)	(4,190)
Proceeds from exercise of employee stock options	1,416	1,109
Purchase of treasury stock	—	(61)
Excess tax benefit from non-cash share-based payment	229	592
Net cash (used in) provided by financing activities	(49,299)	128,943

Net increase in cash and cash equivalents	3,019	104,452
Cash and cash equivalents, beginning of period	13,421	16,440
Cash and cash equivalents, end of period	$16,440	$120,892

Supplemental disclosure of cash flow information:
Interest paid	$39,302	$39,434
Income taxes paid, net of refunds	2,059	4,372

Supplemental disclosure of non-cash investing and financing activities:
Net book value of assets exchanged	$6,851	$1,737
Capital lease obligations assumed for the purchase of equipment debt	3,251	6,688
Equipment debt transferred to unconsolidated investee	(2,772)	—
Comprehensive income from hedging transactions, net of taxes	(159)	(1,151)

ALLIANCE IMAGING, INC.

ADJUSTED EBITDA

(in thousands)

Adjusted EBITDA represents net income before interest expense, net of interest income; income taxes; depreciation expense; amortization expense; minority interest expense; non-cash share-based compensation; a maximum of $750,000 of severance and related costs in each fiscal year; non-recurring shareholder expense, lawsuit settlements, and other non-cash charges.  Adjusted EBITDA is not a presentation made in accordance with accounting principles generally accepted in the United States of America.  Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity.  Adjusted EBITDA is included because the Company’s amended credit agreement uses a measure similar to this to calculate the Company’s compliance with covenants such as interest coverage ratio (as defined in Section 7.6A of the Company’s amended credit agreement), consolidated leverage ratio (as defined in Section 7.6B of the Company’s amended credit agreement) and consolidated senior leverage ratio (as defined in Section 7.6J of the Company’s amended credit agreement).  The Company’s failure to comply with these covenants could result in the amounts borrowed under these instruments, together with accrued interest and fees, becoming immediately due and payable.  If the Company is not able to refinance this debt when it becomes due, the Company could become subject to bankruptcy proceedings.  Per the credit agreement, the Company was required to maintain a maximum consolidated leverage ratio not to exceed 4.00 to 1.00 as of both December 31, 2006 and 2007, a maximum consolidated senior leverage ratio not to exceed 3.00 to 1.00 as of December 31, 2006 and 2007, and a minimum interest coverage ratio in excess of 2.75 to 1.00 for the years ended December 31, 2006 and 2007.  When an acquisition has been consummated in the prior 12 month period, the Company is required to calculate these ratios using an adjustment as if the acquisition had been consummated on the first day of the 12 month period.  The Company was in compliance with these covenants for the quarters ended December 31, 2006 and 2007.  While Adjusted EBITDA is used to measure the Company’s compliance with its debt covenants, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. The calculation of Adjusted EBITDA in accordance with the Company’s amended credit agreement is shown below:

	4th Quarter Ended December 31,		Year Ended December 31,
	2006	2007	2006	2007
Net income	$3,929	$1,836	$18,632	$16,232
Income tax expense	1,828	1,445	12,032	11,644
Interest expense, net of interest income	10,243	11,947	41,078	42,362
Amortization expense	1,230	1,652	4,933	5,195
Depreciation expense	20,659	20,664	83,397	82,703
Non-cash share-based compensation (included in
selling, general and administrative expenses)	786	1,144	2,751	3,860
Minority interest expense	489	412	2,075	1,727
Severance and related costs	209	160	745	682
Non-recurring shareholder expense (included inselling, general and administrative expenses)	—	—	—	264
Lawsuit settlements (included in cost of revenues, excluding depreciation and amortization)	1,300	—	3,800	—
Other non-cash charges (included in other income and expenses, net)	240	435	2,173	950
Adjusted EBITDA	$40,913	$39,695	$171,616	$165,619

ALLIANCE IMAGING, INC.

ADJUSTED EBITDA (continued)

(in thousands)

Consolidated leverage ratio, as of the last day of any fiscal quarter, is defined under our credit agreement as the ratio of the consolidated total debt as of that date to the consolidated Adjusted EBITDA for the four fiscal quarters ending on that date.  As of December 31, 2006 and 2007, our consolidated leverage ratio was as follows:

	December 31,
	2006	2007
Consolidated total debt	$529,425	$670,796
Last 12 months consolidated Adjusted EBITDA	171,616	165,619
Last 12 months consolidated Adjusted EBITDA, as adjusted	171,616	179,903
Consolidated leverage ratio	3.08x	3.73x

Consolidated senior leverage ratio, as of the last day of any fiscal quarter, is defined under our credit agreement as the ratio of the consolidated senior debt as of that date to the consolidated Adjusted EBITDA for the four fiscal quarters ending on that date. As of December 31, 2006 and 2007, our consolidated senior leverage ratio was as follows:

	December 31,
	2006	2007
Consolidated senior debt	$375,884	$379,811
Last 12 months consolidated Adjusted EBITDA	171,616	165,619
Last 12 months consolidated Adjusted EBITDA, as adjusted	171,616	179,903
Consolidated senior leverage ratio	2.19x	2.11x

Interest coverage ratio is defined under our credit agreement as the ratio of consolidated Adjusted EBITDA to   consolidated cash interest expense for the four fiscal quarter period ending on the last day of any fiscal quarter.  As of December 31, 2006 and 2007, our interest coverage ratio was as follows:

	December 31,
	2006	2007
Last 12 months consolidated Adjusted EBITDA	$171,616	$165,619
Last 12 months consolidated Adjusted EBITDA, as adjusted	171,616	179,903
Last 12 months consolidated cash interest expense	38,605	37,312
Interest coverage ratio	4.45x	4.82x

The reconciliation from net income to Adjusted EBITDA for the 2008 guidance range is shown below:

	2008 Full Year
	Guidance Range
	(Dollars in millions)
Net income	$12	$15
Income tax expense	8	11
Depreciation expense; amortization expense; interest expense, net of interest income; minority interest; severance and related costs; non-recurring shareholder expense; non-cash share-based compensation; and other non-cash charges	152	156
Adjusted EBITDA	$172	$182

ALLIANCE IMAGING, INC.

SELECTED STATISTICAL INFORMATION

	Fourth Quarter Ended
	December 31,
	2006	2007
MRI
Average number of total systems	333.4	309.3
Average number of scan-based systems	260.8	249.4
Scans per system per day (scan-based systems)	9.37	9.26
Total number of scan-based MRI scans	167,817	158,834
Price per scan	$358.27	$373.30

Scan-based MRI revenue (in millions)	$60.1	$59.3
Non-scan based MRI revenue (in millions)	7.3	7.8
Total MRI revenue (in millions)	$67.4	$67.1

PET and PET/CT
Average number of systems	68.0	74.9
Scans per system per day	6.05	6.14
Total number of PET and PET/CT scans	25,575	30,119
Price per scan	$1,327	$1,176

Total PET and PET/CT revenue (in millions)	$34.1	$35.8

Revenue breakdown (in millions)
Total MRI revenue	$67.4	$67.1
PET and PET/CT revenue	34.1	35.8
Other modalities and other revenue	10.2	10.7
Total revenues	$111.7	$113.6

Total fixed-site revenue (in millions)	2006	2007
First quarter ended March 31	$17.8	$18.1
Second quarter ended June 30	18.9	18.6
Third quarter ended September 30	18.8	19.2
Fourth quarter ended December 31	17.8	22.2

Year ended December 31	$73.3	$78.1

ALLIANCE IMAGING, INC.

SELECTED STATISTICAL INFORMATION

MRI REVENUE GAP

(in millions)

The Company utilizes the MRI revenue gap as a statistical measure of its MRI client losses and new client contracts.  The MRI revenue gap is calculated by measuring the difference between (a) the quarterly MRI revenue run rate lost as a result of clients choosing to terminate contracts with the Company, excluding clients for which Alliance provides interim service and clients that the Company elects to terminate, and (b) projected quarterly new MRI revenue from new client contracts commencing service in the quarter.

The MRI revenue gap for the last eight calendar quarters and the last twelve month period ended December 31, 2007 is as follows:

	(a)	(b)
	Revenue	New	MRI
	Lost	Revenue	Revenue Gap
2006
First Quarter	$(10.2)	$6.4	$(3.8)
Second Quarter	(6.4)	6.2	(0.2)
Third Quarter	(12.9)	4.8	(8.1)
Fourth Quarter	(9.2)	6.4	(2.8)

2007
First Quarter	$(8.8)	$7.7	$(1.1)
Second Quarter	(9.3)	7.4	(1.9)
Third Quarter	(9.7)	4.1	(5.6)
Fourth Quarter	(10.1)	6.5	(3.6)

Last Twelve Months Ended December 31, 2007	$(37.9)	$25.7	$(12.2)